EXHIBIT 99.1

NEWS ANNOUNCEMENT	For Immediate Release

For more information contact:
Omar Choucair	Joseph N. Jaffoni
Chief Financial Officer	Stewart A. Lewack
DG Systems, Inc.	Jaffoni & Collins Incorporated
972/581-2000	212/835-8500 dgit@jcir.com

DG SYSTEMS FOURTH QUARTER REVENUES INCREASE 38% TO

$18.5 MILLION, AHEAD OF PREVIOUSLY ISSUED GUIDANCE

FOURTH QUARTER EBITDA INCREASES 55% TO $4.8 MILLION

- 2004 Adjusted Net Income Per Diluted Share Rises to $0.08

on 8% Revenue Increase, EBITDA up 11% -

DALLAS, Texas – February 17, 2005 – DG Systems, Inc. (Nasdaq: DGIT), the leading provider of digital media distribution services to the advertising and broadcast industries, today reported operating results for the three-months and year ended December 31, 2004. The table below summarizes the financial results:

Summary of Fiscal 2004 Fourth Quarter and Year-End Results

(in thousands, except per-share data)

	Three Months Ended December 31,		Year Ended December 31,
	2004	2003	2004	2003
Revenues	$18,481	$13,380	$62,366	$57,687
EBITDA(1)	4,843	3,121	15,073	13,549
Operating income (loss)(2)	(5,823)	1,053	145	5,653
Net Income (loss)(2)	(245)	415	3,208	4,199
Diluted income per share(2)	0.00	0.01	0.04	0.06
Weighted average shares – Diluted	73,256	74,707	73,299	74,891

(1)	EBITDA is earnings before interest, taxes, impairment, depreciation and amortization.
(2)	In the three months ended December 31, 2004, DG Systems recorded three non-cash charges totaling $2.4 million that reduced operating income, net income and diluted income per share. Excluding the effect of these items for the three months ended December 31, 2004, DG Systems would have reported adjusted net income of approximately $2.2 million and adjusted net income per diluted share of $0.03. When excluding these items for the year ended December 31, 2004, DG Systems would have reported adjusted net income of approximately $5.6 million and adjusted net income per diluted share of approximately $0.08. A table summarizing the effect of these charges follows:

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DG Systems Reports Fourth Quarter/Year-End Results, 2/17/05	page 2

Summary of Adjustments to Fiscal 2004 Fourth Quarter and Year-End Results

(in thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2004	2003	2004	2003
Net Income (loss)	$(245)	$415	$3,208	$4,199
Add back:
DG network equipment impairment(1)	1,048	—	1,048	—
StarGuide goodwill impairment(2)	8,083	—	8,083	—
Deferred tax asset allowance reversal(3)	(6,724)	—	(6,724)	(1,404)

Adjusted Net Income	$2,162	$415	$5,615	$2,795

Adjusted Net Income per diluted share	$0.03	$0.01	$0.08	$0.04

(1)	Network equipment impairment related to the write off of the first generation DVPS servers located in TV stations and cable network/systems, resulting from the Company’s network upgrade and related deployment of the new DGSpot Box.
(2)	Goodwill impairment related to the annual assessment performed by the Company whereby it determined the fair value of the StarGuide division was less than the carrying value of the StarGuide investment.
(3)	Deferred tax asset valuation allowance reversal relates to the Company’s determination that it is more likely than not that DG will utilize its deferred tax assets and therefore not require a full valuation allowance on its deferred tax assets.

Commenting on the results, Scott K. Ginsburg, Chairman and Chief Executive Officer of DG Systems, stated, “Fourth quarter revenue growth of 38% to $18.5 million exceeds the Company’s guidance from late November, and we are extremely pleased with the results. Revenue has escalated year over year with EBITDA showing marked growth. Fourth quarter EBITDA rose to $4.8 million, an increase of 55% over the prior year. For the full year, EBITDA rose to $15.1 million, an increase of 11% over the prior year. EBITDA margins for the fourth quarter rose to 26%.

“We have moved from a company sitting on an essential idea — digital and electronic distribution of commercial advertising material — and transformed DG’s legacy businesses and technologies into quite a different entity,” commented Mr. Ginsburg. “For example, we made significant progress on our plan to upgrade DG’s first generation network infrastructure and at the same time expanded its presence in TV and radio stations, cable systems and cable and television networks. The DG network was rejuvenated with the new and powerful DG Spot Box, which we successfully deployed to over 3,100 media outlets throughout the United States.

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DG Systems Reports Fourth Quarter/Year-End Results, 2/17/05	page 3

“We have achieved 95% market penetration at the top TV stations in the largest 100 markets, and intend to continue to make significant progress on our Universal Deployment strategy. The good news is that one of the leading national television station groups has declared they want all spots to be delivered electronically and soon, will no longer accept copy on any videotape format. Even better news is that this station group on February 15, 2005, stated in a letter to agencies that the DG network is the ‘system they recognize as having the best process and quality,’ and further named DG Systems as their ‘preferred vendor.’ Digital, electronic advertising traffic is expected to increase dramatically in the near future, and DG is extremely well positioned to handle these higher volumes.

“On another front, DG added Internet delivery technology to its time proven core satellite delivery pathway in the past year. This unique dual delivery mechanism enables DG to send media assets electronically to radio and television stations, cable systems, and national networks with greater speed and reliability. DG’s multiple delivery channels promote the interests of our customers and, in so doing, also create a new business model for advertising distribution networks

“Technology innovations are now a part of our culture, and this has culminated in launching the new DGConnect™ web portal,” Mr. Ginsburg noted. “This revolutionary order entry and management tool delivers on the promise of a simplified interface between customers and the DG network using the world wide web as our information exchange conduit. DGConnect will make it easier for advertisers and broadcasters to distribute, monitor and manage their valuable advertising content. Moreover, the system makes our network more transparent so customers can see the status of their commercials as they move from endpoint to endpoint – from the time it leaves their possession until it arrives at the media outlet.”

DG finished the year with net debt of $10.3 million, comprised of debt totaling $18.4 million and cash of $8.1 million – a decrease from the $11.9 million net debt level we reported on September 30, 2004. Additionally, the Company repurchased approximately 456,000 shares of its common stock in the quarter ended December 31, 2004.

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DG Systems Reports Fourth Quarter/Year-End Results, 2/17/05	page 4

“We intend to use our free cash flow to improve the balance sheet in 2005, pursue investment strategies that propel DG’s opportunities for growth, and to purchase our own securities as may be prudent and dictated by market conditions,” stated Mr. Ginsburg.

“With network enhancements largely completed and the Company’s success with the Universal Deployment initiative, our top priority will be to identify new and complementary brand extensions. There are tremendous opportunities for DG to bundle its current offerings with other services that simplify the creation, production, storage, distribution, and airplay verification of advertising content. As we continue to pursue strategic alliances that pair DG’s industry leading network and service platforms with technologies that improve the customer experience, we have the opportunity to expand our revenue base. DG Systems’ existing media asset management applications, including last year’s acquisition of SourceTV, give us a strong foothold to move forward with new and exciting products, particularly those that leverage the Company’s core competencies.”

Non-GAAP Reconciliation

EBITDA is defined as earnings before interest, taxes, impairment, depreciation and amortization. Although EBITDA is not a measure of performance or liquidity calculated in accordance with generally accepted accounting principles, the Company believes that it may be useful to an investor in evaluating its performance. However, investors should not consider this measure in isolation or as substitutes for operating income, cash flows from operating activities or any other measure for determining the Company’s operating performance or liquidity that is calculated in accordance with generally accepted accounting principles. In addition, because EBITDA is not calculated in accordance with generally accepted accounting principles, it may not necessarily be comparable to similarly titled measures employed by other companies. A reconciliation of the EBITDA figures included herein can be made by deducting operating expenses, excluding impairment, depreciation and amortization from the Company’s revenues (see attached financial table).

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DG Systems Reports Fourth Quarter/Year-End Results, 2/17/05	page 5

Adjusted Net Income is defined as Net Income plus the impact of the three non-cash and non-recurring charges related to the network equipment impairment, StarGuide goodwill impairment, and the reversal of the deferred tax asset valuation allowance. The Company believes it to be useful to an investor in evaluating the performance of the Company to report Adjusted Net Income which excludes the impact of the three non-cash and non-recurring charges.

About DG Systems, Inc.

DG Systems and the Company’s AGT-Broadcast and StarGuide divisions provide the standard in Digital Media Exchange services for the advertising and broadcast industries, featuring dependable satellite and Internet transmission technology and a suite of digital media asset management tools. DG’s extensive digital network is the largest in the advertising and broadcasting industries, reaching more than 5,000 advertisers and agencies, over 3,100 television, cable, and network broadcast destinations and over 10,000 radio stations with innovative delivery and management solutions for short-and long-form audio and video content. More information is available at www.dgsystems.com.

The Company’s fourth quarter and fiscal year 2004 conference call will be broadcast live on the Internet at 11:00 a.m. EST today, Thursday, February 17, 2005. The webcast is open to the general public. Interested parties may access the live call on the Internet via the Company’s web site at www.dgsystems.com or www.fulldisclosure.com. Please allow 15 minutes to register and download and install any necessary software.

This release contains forward-looking statements relating to the Company, including the expansion of its digital distribution network, and the demand among certain clients for digital audio and video delivery services. These forward-looking statements involve risks and uncertainties, which could cause actual results to differ materially from those projected. These and other risks relating to DG Systems’ business are set forth in the company’s Form 10-K filed with the Securities and Exchange Commission on March 12, 2004.

(tables follow)

DG Systems Reports Fourth Quarter/Year-End Results, 2/17/05	page 6

Digital Generation Systems, Inc.

Condensed Consolidated Balance Sheet

(In thousands)

	December 31, 2004	December 31, 2003
Cash	$8,059	$7,236
Accounts receivable	12,559	9,288
Inventories	1,475	2,114
Property and equipment	12,453	9,736
Goodwill	34,974	48,759
Deferred tax assets	17,973	4,355
Other	20,024	11,445

TOTAL ASSETS	$107,517	$92,933

Accounts payable and accrued liabilities	6,998	$6,656
Deferred revenue	2,694	5,155
Debt and capital leases	18,393	5,647

TOTAL LIABILITIES	28,085	17,458
TOTAL STOCKHOLDERS’ EQUITY	79,432	75,475

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$107,517	$92,933

(table follows)

DG Systems Reports Fourth Quarter/Year-End Results, 2/17/05	page 7

Digital Generation Systems, Inc.

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2004	2003	2004	2003
Revenues	$18,481	$13,380	$62,366	$57,687
Operating expenses, excluding depreciation & amortization	13,638	10,259	47,293	44,138

EBITDA	4,843	3,121	15,073	13,549
Depreciation & amortization	1,535	2,068	5,797	7,896
Impairment charges	9,131	—	9,131	—

Operating income (loss)	$(5,823)	$1,053	$145	$5,653
Interest expense and other, net	392	200	1,284	963

Income (loss) before income taxes	(6,215)	853	(1,139)	4,690
Provision (benefit) for income taxes	(5,970)	438	(4,347)	491

Net income (loss)	$(245)	$415	$3,208	$4,199

Basic net income per common share	$0.00	$0.01	$0.04	$0.06

Diluted net income per common share	$0.00	$0.01	$0.04	$0.06

Weighted average outstanding shares – Basic	73,094	72,054	72,768	71,367

Weighted average outstanding shares – Diluted	73,256	74,707	73,299	74,891

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